Exhibit 10.96

                               FACTORING AGREEMENT

TO:  Computone Corporation                        Date: October 29, 2001
     1060 Windward Ridge Parkway, Ste. 100
     Alpharetta, GA 30005
     PH: 770/625-0000

     This Agreement sets out the terms, provisions and conditions on which we will act as your factor for purchase of accounts receivable from you. References in this Agreement to "we", "us", or "our" shall refer to Presidential Financial Corporation. References in this Agreement to "you" or "your" shall refer to the addressee.

1.   PURCHASE OF ACCOUNTS.

     We will purchase from you and you will sell to us certain Accounts Receivable, as defined herein, selected by us created by your sales of goods to or performance of services for those customers approved by us in amounts approved by us without recourse to you for insolvency or nonpayment, after the goods or services have been actually delivered to and finally accepted without claim or dispute by your customer. An "Account Receivable" or " Account" means any right to payment of the net amount due from a customer to you for all sales of goods or performance of services to such customer whether performed or yet to be performed. You will tender to us for our approval or rejection all of your Accounts which we have agreed to purchase. This Agreement applies to all Accounts heretofore or hereafter purchased by us from you. We may at any time in our sole discretion revoke our approval of any of your customers or reduce the maximum amount which you may bill to any customer, but such reaction or reduction shall neither affect sales where goods have been shipped or services have been performed not render us liable to you or any other person or entity for any loss damaged sustained by reason thereof. We will attempt to notify your CFO of any accounts declined.

2.   PAYMENT FOR ACCOUNTS.

     You shall deliver to us immediately after shipment of goods or performance of services original invoices to be sent to your customers or, at our sole discretion, such other proof or evidence, including, without limitation, electronic or computer data, as shall in our sole judgment satisfactorily confirm and substantiate the creation of an Account Receivable, together with carrier's receipts or other evidence of shipment suitable to us showing the delivery of goods or services covered by each invoice. Upon your request, and upon your certification that an Account has been created, we will remit to you the net amount of Accounts purchased by us, or such portion thereof as you may from time to time request, less 20% not advanced. We may at any time set off against amounts due to you hereunder or we may bill you for service charges, interest, expenses, liability for repurchases, or other items chargeable to you. We will furnish you with advices of charges set off against amounts due you, and we will send you a statement as of the closing of business on the last day of each calendar month or such other closing date as we shall advise you of from time in writing. Should you purchase goods or services from another of

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our clients and the account  arising  from such  purchase be sold to us, then we may at any time without notice to you set off the balance due on such account against amounts we owe you under this Agreement.

3.   RESERVE REQUIREMENT. NOT APPLICABLE.

4.   CLIENT'S RISK ACCOUNTS.

     We may in our sole discretion from time to time purchase Accounts which arise from sales to customers not approved by us or which are offered to us at or after their maturity, which shall be known as "Client's Risk Accounts". Any Client's Risk Account purchased by us shall be with recourse to you for the full amount thereof. You shall repurchase any Client's Risk Account from us immediately upon our request, whether or not such Account has matured. Should our purchase of the Accounts to customers approved by us result in any indebtedness of such customer to us in an amount in excess of the amount of credit approved by us, then such amount in excess shall be treated between us as a Client's Risk Account, and at out request you shall reimburse us such amount in excess, but we shall not return such Account to you until it is paid in full. Any payment received by you or us from any source on an Account of a customer, regardless of how designated, shall be applied first to the reduction of the credit risk assumed by us as to such customer. If you purchase or lease from your customer goods or services and your customer claims a right to set-off, then the Accounts arising from sales to such customers shall automatically become Client's Risk Accounts.

5.   TITLE AND - SECURITY INTEREST.

Delivery to us of an original invoice or of electronic or computer data evidencing an Account, upon our acceptance thereof, shall assign, transfer and convey to us title to such Account and its proceeds and all your rights and interests in the goods sold or services performed and all of your rights and powers under the sales contract and as unpaid seller, at law or in equity, including the right to replevin, reclamation and stoppage in transit. Upon our request you shall deliver to us all documents of title in your control relating to such goods. Notwithstanding your failure to deliver to us either an invoice or copy thereof or electronic or computer date evidencing an Account, as security of your obligations under Agreement and as security for the prompt repayment of any indebtedness to us, whether now existing or hereafter incurred, including, without limitation, any indebtedness arising from your purchase of goods or services from any clients of ours where the account arising from such purchase has been sold to us, you hereby pledge and assign to us and grant to us a security interest in all your right, title and interest in and to (i) all of your Accounts, whether or not such Accounts are factored by us pursuant to this Agreement; (ii) all of your contract rights related or incident to such Accounts; (iii) all of your other rights to the payment of money including, without limitation, rights evidenced by instruments or chattel paper; (iv) all of your interest of whatever kind and description in goods or inventories, the sale of which has been given rise to an Account including, without limitation, goods billed to the Account debtor and held by you in accordance with the applicable sales contract; (v) all general intangibles arising from or related or incident to any of your Accounts or any of your goods or inventories, the sale of which has been given rise to an Account; (vi) all goods, documents of title, policies and certificates of insurance, securities, instruments, chattel paper, deposits, cash or other property

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that are now or may hereafter be in our  possession or as to which we may now or hereafter control possession by documents of title or otherwise; and (vii) all proceeds and products of each of the foregoing, including pre-petition or post-petition proceeds in bankruptcy (collectively the "Collateral"). We shall have the right to sell all or any portion of the Collateral at public or private sale, the right to collect and take control of any proceeds of all or any portion of the Collateral, and all other rights and remedies of a secured party under the Uniform Commercial Code of Georgia ("Code"). You will on our request execute such further assignments, conveyances, financing statements and other written instruments as we may reasonably request to perfect out little and security interest in all Collateral.

6.   NOTICE OF ASSIGNMENT AND COLLECTIONS.

You shall do all billing on Accounts, and all invoices shall bear the following legend, or such other legend as we from time to time in our sole discretion may request:

This account has been assigned to and is owned by Presidential Financial Corporation. Payment of this account must be made in U.S. funds directly to Presidential Financial Corporation, CS 105100, Tucker, GA 30085-5100. If this bill is not found to be correct in all respects they must be notified at once.

If necessary to perfect out title or security interest or if requested by us, each page of your books of Accounts Receivable or duplicate invoices shall show thereon a notation that the Accounts therein have been sold to us. We may at any time in out sole discretion give notice of any sale to any person. Any proceeds received by you of an Account sold to us shall be immediately forwarded to us in the identical form in which received.

7.   RETURNED GOODS.

Should any goods billed to an Account purchased by us either be rejected or returned or be recovered by you through the exercise of the rights of replevin, reclamation or stoppage in transit, or otherwise, you shall immediately pay to us the net sale price of such goods. Until receipt by us of such net sales price, you shall hold such goods in trust for us at your own risk and expense, which goods shall be segregated from all other goods set aside and shall be clearly marked as our property. Upon our request you shall deliver to us all documents of title in your control relating to such goods. In addition to our rights and remedies provided in Section 5 above with regard to the Collateral, we may take possession of all sell such goods at public or private sale at your expense for the purpose of paying your obligations to us. Such sale shall reduce your indebtedness to us only to the extent that the net proceeds of the sale are applied thereto. Should you or your agent grant any allowance or rebate to any customer, you shall immediately pay us the full amount of such allowance or rebate.

8.   DEDUCTIONS AND DISPUTES.

Should any customer fail or refuse to pay us the full amount of any invoice or Account or request an adjustment because of any claim or dispute based on alleged shortage, defects, noncompliance or failure to deliver, set-off or for any other reason other than the financial inability of such

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customer  to pay,  you shall  immediately  notify us and shall  adjust  any such dispute of claim at your own expense. When we first have knowledge of a deduction, claim or dispute we will give you all information we have pertaining to it, but we shall have no further responsibility to assist you in settling it. It shall be our policy to permit you thirty (30) days (sixty (60) days in the case of an alleged failure to deliver) from the earlier of the date we send you notice of a deduction, claim or dispute or the date you otherwise learn of such deduction, claim or dispute to effect a settlement. Notwithstanding the foregoing policy and any extension or leniency which we may grant, if at any time we, in our sole reasonable judgment, deem it necessary for court protection, you shall on our written demand repurchase A DISPUTE account or claim from us. We may at any time set off the claimed or disputed amount of any Account, or any part thereof, or the amount of any Client's Risk Account, or any part thereof, against any amount due you or we may charge such amount against the Reserve or any other, Collateral of yours which we hold. You will indemnify us for and hold us harmless from and against any liability for or expense on account of any deduction or claim of your customers arising from any dispute or claim whatsoever. Any adjustment or credit to an Account by you shall be immediately communicated to us, and you shall forward to us immediately an amount equal to the difference between the amount of the Account before adjustment and its adjusted outstanding balance. Should notice of termination of this Agreement be sent by either party for any reason you shall immediately repurchase all disputed Accounts from us an pay us the net amount thereof. After we have demanded that you repurchase an invoice or Account from us under this Section, we shall not thereafter be obligated again to purchase such invoice or Account from you unless we elect to do so after you have resolved all deductions, claims and disputes affecting it.

9.   REPURCHASE OF ACCOUNTS.

When you become obligated to repurchase an invoice or Account, you shall thereupon be liable to us for the amount thereof, and it shall not be necessary for us to tender such invoice or Account to you until you have paid us in full. We may retain such Account and will have a security interest therein as security for your obligation to pay the repurchase price, and we may sell any such Account at public or private sale, collect and take control of any proceeds of any such Account, or exercise any other remedy available to us as a secured party under the Code and apply the net proceeds of the disposition of an Account to the satisfaction of such repurchase price of to satisfy any other of your obligations hereunder.

10.  EXCESS CREDIT MEMORANDA AND OVERPAYMENTS.

In the event that you for any reason whatsoever issue in favor of any of your customers a credit memorandum relating to a specific Account that is in excess if the amount due on such account or in the event that we for any reason whatsoever receive payment on an Account from any of your customers in an amount that is in excess of the amount due on such Account, and such credit memorandum or overpayment is subsequently remitted to you by us, then you hereby agree to indemnify and hold us harmless from and against any and all claims, suits, proceedings, penalties, assessments, costs and expenses of whatsoever kind and description arising from or relating or incident to the holding and remittance of credit memoranda and overpayments pursuant to Section 10, including, without limitation, fees and expenses of legal counsel, and any

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and all claims,  penalties and assessments made by any customer, by any federal, state or local governmental body, agency or taxing authority, or by any other person or entity.

11.  REPRESENTATIONS AND WARRANTIES.

By your execution of this Agreement you represent, warrant and covenant that:

(a) you currently are and at all times during the term of this Agreement shall continue to be a corporation, partnership or proprietorship duly organized, validly existing and in good standing under the laws of the state of your organization, and duly qualified and in good standing in every other jurisdiction in which the conduct of your business or the ownership of property makes such qualification necessary under applicable law;

(b) the execution, delivery and performance of this Agreement are within your organizational powers and are not in contravention of any laws, rule or regulation, the terms of your organizational papers or any judgment, indenture, agreement or undertaking to which you are a party or by which you or any of your property is bound;

(c) you are and at all times during the terms of this Agreement shall be the owner of all your goods and inventories, and, without our prior written consent, you shall not create or suffer to exist any lien or encumbrance on or any security interest in such goods and inventories or on or in any other of the Collateral, other than the security interest created in our favor by this Agreement;

(d) each Account offered to us for purchase under this Agreement shall represent a bona fide sale of goods from you or performance of services by you to your customer and, with respect to each such Account, you shall be the lawful owner thereof with good right and title to pledge, assign and sell the same, free and clear of any lien or encumbrance expect for the security interest created in our favor by this Agreement;

(e) the net amount shown on each invoice shall be legally owing by such Customer, and payment to this customer according to the terms of this invoice including, without limitation, payment with any applicable late fee, penalty, charge or interest, shall not violate any federal, state or local law, statute, rule or regulation.

(f) there shall be no set-off, counterclaim or defense to the right to payment of such net amount shown as due on each such invoice;

(g) the goods sole under each such invoice shall have been delivered to the customer or to a carrier or, with our consent, shall be held by you after billing, all in accordance with the sale contract;

(h) the sale evidenced by each such invoice shall not have been in violation of any law, governmental regulation or order;

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(i) the sales  evidenced by each such invoice shall have been approved by us and our approval shall not have expired or been revoked by us, or shall have given rise to a Client's Risk Account that we have elected to purchase from you under
Section 4 above;

(j) an invoice shall have been delivered to the customer showing the Account to have been sold to and payable to us and you shall take such other steps as required by the laws of your state to perfect our title to the Account and the goods underlying it; and

(k) at all times during the terms of this Agreement we shall act as your sole and exclusive factor and you shall not sell, assign, convey, or otherwise dispose of, or create or suffer to exist any lien or encumbrance on or any security interest in, any Account to or in favor of any other person or entity.

12.  BOOKS AND RECORDS.

You will keep adequate and proper records showing all sales, claims, and allowances and losses on goods sold, and such books and records and all correspondence and papers relating thereto shall be open for inspection by us or our agent at all reasonable times. Annually within ninety (90) days after the close of your fiscal year you shall furnish us with your balance sheet and related statement of profit and loss of such year prepared in accordance with generally accepted accounting principles consistently applied and certified or reviewed as to their correctness by an independent certified public accountant acceptable to us, and you will from time to time furnish us interim statements of condition and other financial information as we may reasonably require.

13.  TAXES.

Should any excise, sale, use or other tax or levy be imposed by any federal, state or local authorities requiring deduction or withholding from the proceeds of any sale or Account, or if your customer is authorized to withhold or deduct such tax or levy, then you shall immediately pay us the amount of any tax or levy so withheld, and you will indemnify us for and hold us harmless from any loss or expenses on account of such tax or levy.

14.  SET OFF.

Any and all sums at any time owed by us to you or deposited by you with us shall at all times constitute security For any and all liabilities you may now or hereafter owe us, and we may apply or set off such sums against any liabilities you owe us at any time whether or not such sums are then due.

15.  BREACH OF WARRANTY AND AGREEMENT.

Should you breach or fail to perform any of you obligations or liabilities hereunder and such breach or failure continue for ten (10) days after you have notice of such breach or failure or notice thereof has been sent to you, or should at any time breach a warranty made by you under Section 11 hereof, then you will on our demand immediately repurchase from us all Accounts then held by us which were purchased from you, and you will pay us the full amount thereof

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with interest at the highest  legal rate from the date of our demand.  You agree to pay all costs and expenses incurred by us associated with the collection of such amounts, including, without limitation, the actual amount due to us as attorney's fees if collected by or through an attorney-at-law. Our forbearance, consent to a deviation from the terms hereof, or failure to exercise any right or power arising because of a breach by you hereunder shall not constitute a waiver as to any subsequent breach, whether or not we know about such breach, unless such right or power shall have been expressly waived by us in writing.

16.  OFFER AND ACCEPTANCE.

This writing is an offer by us to you which shall remain open for ten (10) days from the date first above written, but after ten (10) days from said date your acceptance hereof shall be deemed a counteroffer to us which we can accept to reject. Upon your acceptance hereof or our acceptance of your counteroffer, then this Agreement shall constitute the sole agreement between us concerning our purchase of your Accounts effective as of the date first above written and shall supersede all prior agreements between us on the subject hereof. Your acceptance hereof shall be made by your execution and delivery of this Agreement to us at our office in Tucker, Georgia, and our acceptance or rejection of your counteroffer will be made at our office in Tucker, Georgia.

17.  TERMINATION.

This Agreement shall continue until either party shall have given the other thirty (30) days written notice of termination. We may terminate at any time without notice to you should (i) you make an assignment for the benefit of creditors; (ii) you make any transfer in bulk and not in the ordinary course of business of a major part of your materials, supplies, merchandise, or other inventory; (iii) you file or have filed against you any petition in bankruptcy;
(iv) you petition or apply to any tribunal for the appointment of a custodian, receiver, or any trustee for you or a substantial part of your assets; (v) you commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or should you have filed against you any such petition or application or should you have commenced against you any such proceeding and, as a result of such petition or application or in such proceeding an order for relief is entered or such proceeding remains unstayed and undismissed for a period of thirty (30) days or more; (vi) we reasonably believe you to be insolvent (on a cash flow or balance sheet basis) or deem ourselves insecure as to your financial condition; or (vii) you breach any agreement or warranty or default in the prompt performance of any obligation hereunder. Upon the effective date of termination our obligation to purchase from you and your obligation to sell to us shall cease, but the terms of the Agreement and the security interest granted herein to all Collateral shall continue in full force and effect until all of your obligations to us are paid in full.

18.  CHOICE OF LAW.

This Agreement is made and is to be performed under and shall in all respects be governed by and interpreted in accordance with the substantive laws of the State of Georgia. Any terms herein which are defined in the Code shall be given the same meaning herein as in the Code (unless otherwise defined herein).

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19.  JURSDICTION AND VENUE.

You agree that any civil suit or action arising from or in any way relating or incident to this Agreement may be brought against you either in the Superior Court of Dekalb County, Georgia, or in the United States District Court for the Northern District of Georgia, Atlanta Division, and you hereby irrevocably waive, to the fullest extent permitted by law, any objections that you may now or hereafter have to the venue of any such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and you further agree that final judgment in any such civil suit or action shall be conclusive and binding upon you and may be enforced by a suit upon such judgment in any court of competent jurisdiction.

20.  ATTORNET-IN-FACT.

You hereby appoint us to be your attorney-in-fact authorized to (i) sign and execute in your name and transfer, conveyance or instrument in writing that may, in our sole judgment, be necessary or desirable to effect a disposition of all or any portion of the Collateral, (ii) endorse in your name all checks and drafts received on an Account that we own or have a security interest in, and
(iii) do all other things that may, in our sole judgment, be necessary or desirable to protect our security interest or to carry out the intent of this Agreement. You hereby ratify and approve, to the fullest extent permitted by law, all acts that we, as your attorney-in-fact, shall do. You further agree that we shall not be liable to you or to any other person or entity for any loss or damage resulting from any act of commission or omission, any error of judgment, or any mistake of fact or of law. This power of attorney, which is coupled with an interest, is irrevocable for so long as you are obligated or indebted to us under this Agreement.

21.  INDEMNITY.

Expect for acts of gross negligence or willful misconduct, you hereby agree to protect, indemnify and hold harmless us and all of our directors, officers, employees and agents from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any third party and arising from or related or incident to this Agreement, (ii) costs and expenses incident to the defense of such claims, demands and causes of action including, without limitation, reasonable attorney's fees and court costs, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action. The indemnity contained in this Section 21 shall survive the termination of this Agreement.

22.  HEADINGS.

The headings used in this Agreement are for your convenience to generally identify the subject matter of each Section, but they are not a part of this Agreement and are not a representation that different subject matter does not appear in a Section.

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23.  INTREST AND FACTORING SERVICE CHARGES.

In consideration of the services and risks undertaken by us in this Agreement, you will pay us the following service charges and the following interest calculated on the basis of a 360-day year and computed at a rate of interest equal in amount to the greater of eight percent (8%) per annum or three percent (3%) per annum above the Wall Street Journal Prime Rate as published in The Wall Street Journal Money Rates Section, LaGrange, (Georgia edition (the "Prime
Rate") with any change in the rate of interest resulting in a change in the Prime Rate being effective as of the date of such change.

In addition to the above interest, the following Factoring Service Charge will apply:

APPLICABLE %                                     NUMBER OF DAYS
------------                                     --------------

1.________.30%                                   1-5 days

2.________.50%                                   6-10 days

3.________.75%                                   11-20 days

4._______1.00%                                   21-30 days

5._______1.25%                                   31-45 days

6._______1.75%                                   46-60 days

7._______2.50%                                   61-75 days

8._______3.00%                                   76-90 days

9.___________%                                   _____ days

the above rate is based upon a eighty percent (80%) advance per invoice and the above factoring service charge is based on 100% of the invoices factored.

In addition to the above service charges, any draw not paid within ninety (90) days, or in the event of a declaration of a default by Lender will accrue interest at the rate of four percent (4%) per month.

24.  PURCHASE AMOUNT.

The total aggregate purchase of invoices under the terms of this agreement shall not exceed SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00).

25.  SPECIAL PROVISIONS.

Attached hereto are special terms and provisions, if any, which are a part of this Agreement and prevail over any printed provisions to the contrary or inconsistent therewith.

COMPUTONE CORPORATION                   PRESIDENTIAL FINANCIAL CORPORATION


By: /s/ E. Leo Bebeau                   By: /s/ Jack Thomas
    --------------------------              --------------------------
Its: President                          Its: Senior Vice President

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